Exhibit 10.1
                                   AGREEMENT

     THIS AGREEMENT dated as of January 2, 1995 by and between PSC INC., a New York corporation ("PSC" or the "Company") and ROBERT S. EHRLICH ("Ehrlich").
     WHEREAS, PSC and Ehrlich entered into a certain Employment Agreement as of August 1, 1991 which Agreement was thereafter amended on June 12, 1992; and
     WHEREAS,  the  parties  have  mutually  terminated  Ehrlich's  status as an employee and have changed the nature of the relationship between them as hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties as follows:
     1. Definitions.
     Business of the Company. The Business of the Company is the development, manufacturing and marketing of technologies products and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, applications, systems and technologies relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data, and electronic interchange of bar coded or related data. The Business of the Company shall also include any business in which the Company is actually engaged or as to which it is doing research and development during the Term of this Agreement. Cause. Conduct described in Section 10b.
     Company. PSC, its subsidiaries and divisions and all entities controlled by, under common control with or controlling PSC .
     Confidential Information. The information described in Section 7.
     Term. That period described in Section 3.
     2. Services. Ehrlich shall render to the Company such consulting services as may be, from time to time, reasonably requested by PSC's President and Chief Executive Officer in such areas as strategic planning, corporate development, mergers and acquisitions and development of overseas markets. During the Term, in good faith, Ehrlich shall exert all reasonable efforts to promote the interests of the Company and shall devote such time, attention and energies to the performance of his responsibilities and duties hereunder and at such locations as may reasonably be deemed necessary or appropriate by the parties. During the Term, Ehrlich may have other business investments and participate in other unrelated and non competitive business ventures, but these shall not interfere or be inconsistent with his duties hereunder. Ehrlich may perform his consulting services at such times, at such locations and by such means (i.e. in person, by phone, by fax or other electronic devices) as shall be reasonably appropriate and mutually agreeable.
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    3. Term. Ehrlich's engagement to provide consulting services to the Company under this Agreement shall commence as of the date of this Agreement and shall terminate on December 31, l996 (the "Term"), unless extended by the mutual agreement of Ehrlich and PSC.
     4. Compensation. For all consulting services to be rendered to the Company by Ehrlich, PSC shall pay to Ehrlich an annual consulting fee of $54,000 The fee shall be payable biweekly. As an independent contractor Ehrlich shall be responsible for such taxes as may be due thereon.
     5. Options. Notwithstanding the termination of Ehrlich's employment as an employee, the parties agree that the Non-Qualified Stock Option held by Ehrlich dated February 14, 1992 for 83,000 shares which is fully vested and the Non-Qualified Stock Option held by Ehrlich dated May 27, 1992 for 10,000 shares which is fully vested, will be exercisable in accordance with their respective terms throughout the Term and for three months thereafter or until the expiration date set forth in the respective option agreements, whichever is earlier.
     6. Independent Contractor. The Company and Ehrlich shall act solely as independent contractors, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, or joint venturers as between the Company and Ehrlich. Neither the Company nor Ehrlich shall have any right or authority, and shall not attempt to enter into any contract, commitment or agreement or incur any debt or liability, of any nature, in the name of or on behalf of the other.
     7. Confidential Information. Ehrlich agrees that during the Term and for five years thereafter, he will not, except as required by the performance of his duties under this Agreement, disclose or authorize anyone else to disclose or use or make known for his or another's benefit, any confidential information, knowledge or data of the Company, whether or not patentable or copyrightable, in any way acquired by him from the inception of his original relationship with the Company in any capacity through the expiration of the Term (herein "Confidential Information"). Confidential Information, for purposes of this Agreement, shall include, but not be limited to, matters not readily available to the public which are:
     (a) of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, inventions, computer programs, and similar items;
     (b) of a business nature,  such as, but not limited to,  information  about sales or lists of customers, prices, costs, purchasing, profits, markets, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records;
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    (c)  pertaining  to  future  developments,  such as,  but not  limited  to, research and development, future marketing or merchandising plans or ideas.
     Immediately upon termination of Ehrlich's services, Ehrlich shall deliver to the Company all originals and copies of everything in his possession or under his control which embodies or contains Confidential Information, including, without limitation, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, computer discs, sales and other materials, price lists, customer lists or information, samples, and all other materials.
     Confidential Information shall not include information which (i) is published or otherwise becomes generally available to the public other than by a breach of confidentiality, or (ii) Ehrlich can show by documentation was properly in his possession prior to the commencement of his original relationship with the Company, or (iii) becomes available to Ehrlich from an independent source without breach of this Agreement or violation of law, or (iv) is independently developed by Ehrlich without the use of the Company's Confidential Information.
     8. Covenant Not to Compete.
     a. In light of the special and unique services that have been and will be furnished to the Company by Ehrlich and the Confidential Information that has been and will be disclosed to him during his relationship with the Company, Ehrlich agrees that during the Term, and for a period of eighteen (18) months thereafter he will not, without the written consent of the Company, directly or indirectly, whether as principal, agent, officer, director, consultant, employee, partner, stockholder or owner of or in any capacity with any corporation, partnership, business, firm, individual company or any entity located in the United States, Canada, Europe, the Near East or Asia engage in, or assist another to engage in, any work or activity in any way competitive with the Business of the Company. However, nothing herein shall prevent Ehrlich from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Ehrlich has no relationship other than as a shareholder.
     Ehrlich specifically agrees that because of his special expertise and the special and unique services that he will be furnishing the Company, and because of the Confidential Information that has been acquired by him or that will be disclosed to him during the Term, the above stated geographic areas and time period, in and during which he will not compete with the Company, are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this Section.
     b. If Ehrlich in any way breaches the obligations specified in this Section, the Company shall have the right, in addition to any other remedies available to it, to terminate the further payment of any amounts due under
Section 4 hereof, if, and only if, Ehrlich is terminated in accordance with the provisions of Section 10 below.
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    c. If any  provision  hereof is found to be  unreasonably  broad,  it shall nevertheless be enforceable to the extent reasonably necessary for the protection of the Company and to carry out to the fullest extent the parties' mutual intent in entering into this Agreement, which intent is that the provisions of this Section will be strictly enforced as agreed to.
     9. Injunctive Relief. Ehrlich agrees that in the event of a breach or threatened breach by Ehrlich of any of the provisions of Sections 7 or 8 hereof, the Company shall be entitled to an injunction restraining Ehrlich from such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Ehrlich.
     10. Termination of Services.
     (a) Death or Disability of Ehrlich. The services of Ehrlich under this Agreement shall terminate if he dies or, at the option of the Company, if he shall be prevented from performing his duties under this Agreement because of disability or illness for a continuous period of 180 days.
     (b) Termination for Cause. The parties acknowledge that among the several justifications for payment of the consulting fees set forth in Section 4 hereof are Ehrlich's continued good faith and reasonable efforts to promote the interests of the Company. The Company shall have the right to terminate the services of Ehrlich at any time without further liability or obligations to Ehrlich upon the happening of any of the following events:
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    (i) Ehrlich  engages in dishonesty,  willful  misconduct,  any criminal act
(other than minor infractions) or habitual neglect of his duties, which is inconsistent with the foregoing acknowledged exercise of good faith and reasonable efforts or with the responsibilities associated with Ehrlich's duties under this Agreement, or which is seriously detrimental to the Company; or
     (ii) Ehrlich violates or breaches in any material respect any material term, covenant, or condition contained in this Agreement.
     Termination of the services of Ehrlich for cause pursuant to the provisions of Section 10(b)(i) or (ii) above shall not be effective unless and until acted upon by the Board of Directors and unless and until written notice shall have been given to Ehrlich which notice shall include (i) identification with specificity of the provision of this Agreement on which the termination is based and (ii) identification with specificity of each and every factual basis or incident upon which the termination is based.
     (a) Termination Without Cause. Any termination of services of Ehrlich for reasons other than those specified in Sections 10(a) or (b) above shall be deemed to be "without cause", and the Company shall be obligated to continue to pay to Ehrlich the consulting fees provided for by Section 4 of this Agreement. Said consulting fees shall be paid in the same manner, at the same times, and for the same term as specified in Sections 3 and 4.
     11. Notices. All notice given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or the parties hereto at the following addresses:
                   To Ehrlich:                      To PSC:
                   Robert S. Ehrlich                PSC Inc.
                   P.O. Box 1334                    675 Basket Road
                   Efrat 90962                      Webster, NY  14580
                   Israel                           Attn:  President

                   Fax:  011-972-293-2189           Fax:  716/265-6406

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notice shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
     12. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

    13. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, the validity or unenforceability shall not affect any other terms of this Agreement which can be given effect without the invalid or unenforceable term.
     14. Governing Law: Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without reference to conflict of law principles or the domicile or residence of any individual party if other than New York. The parties hereby submit and consent to the exclusive personal jurisdiction of the Supreme Court of New York, Monroe County or of the United States District Court for the Western District of New York for any legal action instituted by any party against any other with respect to the subject matter hereof and process in such action shall be effectively served if served in accordance with Section 11 hereof.
     15. Prior Agreements. This Agreement supersedes all previous agreements related to the subject matter herein.
     16. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or changed except by a writing signed by both parties.

         IN WITNESS WHEREOF, Ehrlich has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.

                                    PSC INC.

                                    Attest:

                                      By:
                           L. Michael Hone, President



                               Robert S. Ehrlich